UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2007

AMERICAN ECOLOGY CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	0-11688	95-3889638
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Lakepointe Centre I, 300 E. Mallard Drive, Suite 300 Boise, Idaho	83706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 331-8400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On March 22, 2007, American Ecology Corporation (the “Company”) finalized the 2007 Executive/Senior Management Incentive Bonus Plan (“2007 MIP”) in which Messrs. Stephen A. Romano, Simon G. Bell, John M. Cooper, Jeffrey R. Feeler and Steven D. Welling (“Named Executives”) are eligible to participate. The 2007 MIP was previously approved by the Company’s Board of Directors and is deemed to be effective as of January 1, 2007. Under the 2007 MIP, the Named Executives are eligible to earn an incentive bonus calculated as a percentage of their base salary upon the Company meeting or exceeding board approved budgeted financial goals and certain strategic operating objectives. For each participant in the 2007 MIP, up to fifty percent of the incentive bonus may be earned on the achievement of the budgeted financial targets for operating income. Up to an additional fifty percent of the incentive bonus may be earned based on achievement of functional area performance priorities, teamwork, and other evaluative factors which, in the case of Mr. Romano, will be determined by the Company’s Board of Directors and, in the case of each of the other participants in the 2007 MIP, will be determined by the Company’s Compensation Committee with consultation from the Chief Executive Officer. The maximum payments available under the 2007 MIP are an amount equal to 100% of base salary for Mr. Romano, 45% of base salary for Messrs. Bell, Cooper and Feeler and 35% of base salary for Mr. Welling. To be eligible for an award under the 2007 MIP, the participant must be employed by the Company on a full-time basis for the entire 12 months of 2007 and must be employed by the Company on the last day of the performance period and on the date of any such payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN ECOLOGY CORPORATION
(Registrant)

Date: March 26, 2007

By: /S/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President & Controller, Chief Accounting
Officer, Secretary and Treasurer

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